Exhibit 99.1

News Release
For Immediate Release

         SALLIE MAE APPOINTS NEW MEMBERS TO ITS BOARD OF DIRECTORS
Dr. Daniel Greenstein Brings Extensive Experience in Higher Education Strategy and Innovation to the Board
     Mr. Gary Millerchip Brings Decades of Experience in Finance, Retail Banking, and Corporate Strategy to the Board
NEWARK, Del., April 25, 2025 — Sallie Mae® (Nasdaq: SLM), formally SLM Corporation, today announced the appointments of Dr. Daniel Greenstein and Mr. Gary Millerchip to its board of directors, effective April 23, 2025.
Dr. Greenstein brings decades of experience in higher education strategy, innovation, and transformation to the Board. He currently serves as Managing Director, Higher Education at Baker Tilly (US), a position he has held since November 2024. Before joining Baker Tilly (US), he served as Chancellor of the Pennsylvania State System of Higher Education from 2018 to 2024 overseeing Pennsylvania’s public university system to improve outcomes and operational efficiency. He also previously served as Director, US Programs – Education, Postsecondary Success, for the Bill & Melinda Gates Foundation from 2012 to 2018 where he led the strategy to reduce attainment gaps and enhance higher education access, affordability, and outcomes. Dr. Greenstein holds a bachelor’s degree and master’s degree from the University of Pennsylvania and a doctorate from Oxford University.
Mr. Millerchip joins the Board with extensive experience in finance, retail banking, and corporate strategy. He currently serves as Executive Vice President and Chief Financial Officer at Costco Wholesale Corporation, a position he has held since March 2024. Before joining Costco, he held various positions of increasing responsibility at The Kroger Co. from 2008 to 2024, culminating as Senior Vice President and Chief Financial Officer from 2019 to 2024. He previously served as Chief Executive Officer, Kroger Personal Finance and Corporate Strategy and Integration Lead from 2014 to 2019 as well as Chief Executive Officer, Kroger Personal Finance from 2008 to 2014. Before joining Kroger, Mr. Millerchip held various leadership positions across retail banking, branch operations, sales and marketing, and finance at Royal Bank of Scotland from 1997 to 2008. Mr. Millerchip holds a bachelor’s degree from Birmingham City University and a post graduate degree from the University of Warwick.
“Dr. Greenstein and Mr. Millerchip are each accomplished leaders who will complement and deepen the expertise and skills of our Board,” said Carter Franke, Chair of the Board of Directors, Sallie Mae. “Their significant experience and perspectives will help us advance our strategic priorities and deliver for customers and shareholders.”
For more information visit www.salliemae.com.

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Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
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Contact:
Rick Castellano
302-451-2541
rick.castellano@salliemae.com